UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 15, 2016

C&F FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-23423	54-1680165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

802 Main Street, West Point, Virginia	23181
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 843-2360

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers:  Compensatory Arrangements of Certain Officers

On March 15, 2016, the Board of Directors of C&F Financial Corporation (the “Corporation”)  promoted Jason E. Long, 36, to the position of Senior Vice President and Chief Financial Officer of the Corporation and the Corporation’s wholly-owned subsidiary, Citizens and Farmers Bank (the “Bank”) effective March 15, 2016.  Mr. Long will serve as the Corporation’s principal financial officer.  He succeeds Mr. Thomas F. Cherry as Chief Financial Officer and Principal Financial Officer, who was named President of the Corporation and the Bank in December 2014.

Mr. Long joined the Bank as a First Vice President in October 2014.  Prior to joining the Bank, he worked at Yount, Hyde, Barbour P.C, from August 2002 to October 2014 in numerous positions focusing on the financial services industry, most recently as Principal in the Richmond, Virginia office.  Mr. Long is a CPA and holds a Masters and Bachelor of Science degree in Accounting from Virginia Polytechnic Institute and State University.

Material terms of Mr. Long’s compensation will include an initial annual base salary of $185,000 and participation in the Corporation’s Management Incentive Plan. Mr. Long will continue participating in the Bank’s employee benefits plans and programs on terms offered to similarly situated employees.  The Corporation and Mr. Long anticipate entering into a Change in Control Agreement.

There are no arrangements or understandings between Mr. Long and any other person pursuant to which he was selected as Senior Vice President and Chief Financial Officer, nor are there any family relationships between Mr. Long and any of the Corporation’s directors or executive officers. Mr. Long does not have any material interest in any transactions, relationships or arrangements with the Corporation that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

A copy of the Corporation’s news release announcing Mr. Long’s appointment is attached hereto as Exhibit 99.1.

Item 9.01Financial Statements and Exhibits

(d)Exhibits

99.1    C&F Financial Corporation news release dated March 16, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C&F FINANCIAL CORPORATION
(Registrant)

Date: March 17, 2016	By:	/s/ Thomas F. Cherry
Thomas F. Cherry
President